Exhibit 99.01

Tecogen Completes Acquisition of Ilios Dynamics
WALTHAM, Mass., April 12, 2016 - Tecogen® Inc. (NASDAQ: TGEN) is pleased to announce over 90% of Ilios Dynamics shareholders have accepted Tecogen’s share exchange offer; making the acquisition of the remaining privately held minority interest in Ilios Dynamics materially complete as of Monday April 11, 2016.
Speaking about the transaction, Tecogen co-CEO Benjamin Locke noted, “Ilios is a growing and increasingly important part of Tecogen’s product portfolio. We are glad to be bringing this complementary cogeneration technology fully into the Tecogen family, rounding out the product offering. With the new Gas Company selling agreement and additional dedicated sales representatives, we are optimistic about the Ilios sales pipeline.”
Ilios delivered 2015 revenue and unit sales more than double any previous year, driven by the launch of the new Ilios split air sourced heat pump and new market penetration. Recently, Ilios has announced the first sale of the ultra-efficient heat pump into the hospitality industry, building on the success of the equipment in the multi-family residential segment.
Stephen Lafaille, Ilios Product Manager added, “With the new sales agents and continued push toward geographic expansion, along with recent sales wins, we are excited to continue building on the strong momentum from 2015 as a wholly owned part of the Tecogen family.”
The Ilios heat pump provides twice the efficiency of a conventional boiler while delivering 400,000- 600,000 BTU/hour of hot water. This hot water is ideal for space heating, precision industrial applications, swimming pools and spas and is delivered while producing near-zero emissions and cutting a facility’s carbon footprint in half. An Ilios unit can also be used as a dedicated heat recovery chiller to provide simultaneous heating and cooling, offsetting boiler usage by as much as 50% and peak shaving the central chiller-creating a significant savings for the facility. The Ilios line of water heaters meets the needs of customers by providing a reliable and consistent supply of hot water at a fraction of the price of conventional boiler equipment. When fitted with Tecogen’s patented Ultera low emissions technology, Ilios offers the most cost effective and environmentally friendly gas powered water heating solution on the market today.
Ilios shareholders exchanged their shares in Ilios Dynamics for shares in Tecogen Inc. on a 7.86-for-1 ratio determined using a trailing 30 day average closing price for Tecogen shares of $3.93, taken as of March 4th, 2016. In total at closing, Tecogen will issue approximately 670,000 shares to Ilios Dynamics shareholders, valuing the heat pump company at approximately $7.5 million.
About Tecogen
Tecogen® Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde, Ilios, Tecochill, Ultera, and e+, are registered trademarks of Tecogen Inc.

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 ph: 781-466-6400 fax: 781-466-6466 www.tecogen.com

Exhibit 99.01

Forward Looking Statements
This press release may contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
Ariel F. Babcock, CFA                 John N. Hatsopoulos
P: (781) 466-6413                 P: (781) 622-1120
E: Ariel.Babcock@tecogen.com         E: John.Hatsopoulos@tecogen.com

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 ph: 781-466-6400 fax: 781-466-6466 www.tecogen.com